EXECUTION VERSION

TRANSACTION AGREEMENT

among

THE DOW CHEMICAL COMPANY,

CORNING INCORPORATED,

DOW CORNING CORPORATION,

and

HS UPSTATE INC.

Dated as of December 10, 2015

TABLE OF CONTENTS

i

ii

EXHIBITS

A	Reorganization Steps
B	Form of Mutual Release
C	Form of Closing Date Tax Opinions

SCHEDULES

1.01(a)	Pre-Closing Implant Liabilities
1.01(b)	Required Antitrust Clearances
1.01(c)	Identified Third Party
1.01(d)	Surviving Agreements
1.01(e)	Terminated Agreements
1.01(f)	Third Party Consents
1.01(g)	Transaction Documents
1.01(h)	Commitment Letter
6.01	Conduct of Business Prior to the Closing
6.04	Surviving Payment Obligations

iii

TRANSACTION AGREEMENT, dated as of December 10, 2015, among The Dow Chemical Company, a Delaware corporation (“TDCC”), Corning Incorporated, a New York corporation (“Corning”), Dow Corning Corporation, a Michigan corporation (the “JV Entity”), and HS Upstate Inc., a Delaware corporation (“Splitco”).

WHEREAS, each of TDCC and Corning own fifty percent (50%) of the issued and outstanding shares of the JV Entity;

WHEREAS, Splitco is a wholly-owned direct subsidiary of the JV Entity;

WHEREAS, upon the terms and subject to the conditions of this Agreement, to facilitate the Contribution and the Exchange (each as defined below) contemplated by this Agreement, the JV Entity will effect or cause to be effected each transaction specified on Exhibit A, as may be amended from time to time in accordance with Section 10.07 (the “Exhibit A Steps”);

WHEREAS, following the consummation of the Exhibit A Steps and prior to the Exchange, upon the terms and subject to the conditions of this Agreement, the JV Entity will (i) incur the New Debt (as defined herein) (the “JV Entity Borrowing”); (ii) repay all outstanding principal and interest owed by the JV Entity in respect of the JV Debt (the “Debt Repayment”);  and (iii) contribute the Transferred Hemlock Interests and the Cash Amount (each as defined herein) to Splitco in exchange for additional shares of Splitco’s common stock (the “Contribution” and, together with the Exhibit A Steps, the JV Entity Borrowing and the Debt Repayment, the “Reorganization”);

WHEREAS, on the date hereof, the JV Entity has received the Commitment Letter (as defined herein) and the JV Entity Credit Capacity Letter (as defined herein);

WHEREAS, on the date hereof, Corning has received the TDCC Representation Letter (as defined herein) and the JV Entity Representation Letter (as defined herein);

WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement, Corning will transfer the Corning JV Shares to the JV Entity in exchange for the transfer by the JV Entity to Corning of the Splitco Shares, whereupon the JV Entity will be a wholly-owned subsidiary of TDCC and Splitco will be a wholly-owned subsidiary of Corning (the “Exchange” and, together with the Reorganization, the “Transactions”);

WHEREAS, for U.S. federal income tax purposes, (i) the Contribution and the Exchange, taken together, are intended to qualify as a reorganization within the meaning of Sections 355 and 368(a)(1)(D) of the Code; and (ii) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Section 1.368-2(g) of the Regulations; and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Transactions and to set forth certain agreements that will govern aspects of the relationship of the parties following the Exchange.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01              Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit, examination, litigation, arbitration or investigation by or before any Governmental Authority or arbitral tribunal.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, prior to the Closing, none of the JV Entity or any of the JV Subsidiaries shall be deemed to be an Affiliate of TDCC, Corning or any of their respective Subsidiaries.

“Agreed Economic Terms” means the terms and conditions set forth in the Commitment Letter, other than the Interest Rates (as defined in the Commitment Letter), which may be modified; provided, that the modified Interest Rates shall not exceed the lesser of (a) LIBOR (as defined in the Commitment Letter) + 1.75%; or (b) 4.25%.

“Agreement” means this Transaction Agreement among the parties hereto (including the Schedules and Exhibits hereto) and all amendments hereto made in accordance with the provisions of Section 10.07.

“Bankruptcy Documents” means (a)(i) the Amended Joint Plan of Reorganization of Dow Corning dated as of February 4, 1999 and confirmed by order of the United States Bankruptcy Court for the Eastern District of Michigan dated November 30, 1999 (as updated June 1, 2004, the “Bankruptcy Plan”), (ii) that certain Funding Payment Agreement between Dow Corning Corporation, The Dow Chemical Company, Corning Incorporated, and the Claimants’ Advisory Committee dated as of June 1, 2004, (iii) that certain Settlement Facility and Fund Distribution Agreement between Dow Corning Corporation and the Claimants’ Advisory Committee dated as of June 1, 2004, (iv) that certain Second Amended and Restated Depository Trust Agreement Among Dow Corning Corporation, the Tort Claimants’ Committee, the Claimants’ Advisory Committee, and Wells Fargo Bank, National Association (successor by consolidation to Wells Fargo Bank Texas, N. A.), as the Trustee dated as of June 1, 2004, (v) that certain Litigation Facility Agreement between Dow Corning Corporation and DCC Litigation Facility, Inc. dated as of June 1, 2004, and (vi) that certain Assignment and Security Agreement between Dow Corning Corporation and the Depository Trust dated as of June 1, 2004, in the case of each of clauses (i) through (vi), as the same may be amended, modified or supplemented from time to time in accordance with their respective terms, (b) all other Plan Documents (as defined in the Bankruptcy Plan), and (c) all other agreements, documents, and orders made with respect to, or in connection with, case number 95-20512 in the United States Bankruptcy Court for the Eastern District of Michigan, Northern Division.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Closing Date Corning Representation Letter” means the officer’s certificate, substantially in the form of the Corning Representation Letter, as modified to reflect any change in fact after the date hereof and prior to the Closing Date, in which representations and warranties are made on behalf of the Corning Group as of the Closing Date, which certificate shall be signed and dated as of the Closing Date.

“Closing Date JV Entity Credit Capacity Letter” means the letter from Sumitomo Mitsui Banking Corporation, substantially in the form of the JV Entity Credit Capacity Letter, as modified to reflect any change in fact after the date hereof and prior to the Closing Date, which shall be signed and dated as of the Closing Date.

 “Closing Date JV Entity Representation Letter” means the officer’s certificate, substantially in the form of the JV Entity Representation Letter, as modified to reflect any change in fact after the date hereof and prior to the Closing Date, in which representations and warranties are made on behalf of the JV Entity Group as of the Closing Date, which certificate shall be signed and dated as of the Closing Date.

“Closing Date Representation Letters” means each of the Closing Date Corning Representation Letter, the Closing Date JV Entity Representation Letter and the Closing Date TDCC Representation Letter.

“Closing Date TDCC Representation Letter” means the officer’s certificate, substantially in the form of the TDCC Representation Letter, as modified to reflect any change in fact after the date hereof and prior to the Closing Date, in which representations and warranties are made on behalf of the TDCC Group as of the Closing Date, which certificate shall be signed and dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the executed commitment letter with the Lenders, together with the related fee letter, attached as Schedule 1.01(h) hereto (as amended, modified, supplemented or extended from time to time after the date of this Agreement in compliance with Section 6.03), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the JV Entity debt financing in the amounts set forth therein.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Corning Group” has the meaning set forth in the Tax Matters Agreement.

“Corning JV Shares” means all of the 1,250,000 shares of common stock, $5.00 par value per share, of the JV Entity owned by Corning as of the date hereof.

“Corning Representation Letter” means the officer’s certificate, dated and signed as of the date hereof, in which representations and warranties are made on behalf of the Corning Group in connection with the issuance of the Tax Opinions.

“Covered Contract” means any contract, commitment or other agreement, to which the JV Entity or any of the JV Subsidiaries is a party or by which the JV Entity or any of the JV Subsidiaries is bound.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, charge or encumbrance, right of first refusal or first offer, or other restriction on title or transfer of any nature whatsoever or other adverse right, claim or interest of any kind.

“Environmental Law” means any Law, consent decree, order or judgment relating to (a) pollution or the protection of the environment or, as such relates to exposure to Hazardous Materials, health and safety; (b) climate change; (c) natural resource damages or (d) the treatment, storage, disposal, manufacture, transportation, handling, use, reclamation, recycling, or Release of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number or license that the JV Entity or any JV Subsidiary is required to possess pursuant to any applicable Environmental Law.

“Excluded Contract Liabilities” means any Liability of the JV Entity or any of the JV Subsidiaries arising under (a) trade payables and other accounts payable of the JV Entity or any of the JV Subsidiaries, whether or not incurred in the ordinary course of business; or (b) a Covered Contract, other than any Liability resulting from the breach by the JV Entity or any of the JV Subsidiaries of a Covered Contract prior to the Closing Date.

“Excluded HR Liabilities” means (a) all employment-, labor-, benefits-, or collective bargaining-related Liabilities, costs, payments, Actions and demands, including salaries, wages, bonuses, variable compensation and benefits under applicable benefit plans, policies or programs, severance pay, termination pay, vacation pay, notice of termination of employment or pay in lieu of such notice, thirteenth-month pay, damages payable in connection with a termination of employment, employment-related Taxes (including social security charges or pension fund contributions) and labor, classification or negotiation costs; and (b) Liabilities in respect of claims made by any employee of the JV Entity or any JV Subsidiary or any employee representative body in relation to any employment or any failure to comply with any obligations to obtain advice from or notify, inform or consult with any employee of the JV Entity or any JV Subsidiary or any employee representative body, and any fines or penalties imposed by any Governmental Authority in respect of such a failure.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, commission or any court of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls; and (b) any other chemical, material or substance defined or regulated as toxic or hazardous or as a contaminant, pollutant or hazardous waste, or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hemlock Entity” means HSC, HS LLC, HSPL or any of their respective Subsidiaries; and “Hemlock Entities” means, collectively, HSC, HS LLC, HSPL and each of their respective Subsidiaries.

“HS LLC” means Hemlock Semiconductor, L.L.C., a Delaware limited liability company.

“HSC” means Hemlock Semiconductor Corporation, a Michigan corporation.

“HSC Agreements” means any agreement between TDCC, the JV Entity or any of the JV Subsidiaries (other than any Hemlock Entity), on the one hand, and any Hemlock Entity, on the other hand, existing or otherwise in effect as of the date hereof.

“HSC LLC” means HSC after the conversion of HSC from a Michigan corporation into a domestic limited liability company, as contemplated by the Exhibit A Steps.

“HSC LLC Interests” means one hundred percent (100%) of the issued and outstanding equity interests of HSC LLC as of the Closing.

“HSC Parent Interests” means eighty and one-half percent (80.5%) of the issued and outstanding equity interests of HSC Parent as of the Closing.

“HSPL” means Hemlock Semiconductor PTE Ltd., a Singapore corporation.

“Identified Entity” means each of Splitco, HS LLC, HSPL, D-C Holdco, HSC Parent, and HSC LLC.

“Identified Third Party” has the meaning set forth on Schedule 1.01(c).

“Indemnified Party” means any party hereto that is entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” means any party hereto that is obligated to indemnify another party hereto pursuant to Article VIII.

“JV Agreement” means the Agreement between Corning and TDCC, dated as of February 9, 1943, as amended.

“JV Balance Sheet” means the audited or unaudited balance sheet of the JV Entity as of the last day of the last calendar quarter ending prior to the Closing.

“JV Business” means the business of the JV Entity and the JV Subsidiaries.

“JV Debt” means the indebtedness of the JV Entity under (a) the Amended and Restated Credit Agreement, dated as of November 8, 2013, among the JV Entity, the Subsidiary Borrowers (as defined therein) party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation and certain Co-Documentations Agents (as defined therein) party thereto, as amended or modified from time to time; and (b) the Note Purchase Agreement, dated March 23, 2011, between the JV Entity and the Purchasers (as defined therein), as amended or modified from time to time.

“JV Entity Credit Capacity Letter” the letter from Sumitomo Mitsui Banking Corporation, signed and dated as of the date hereof, delivered in connection with the issuance of the Tax Opinions.

“JV Entity Group” has the meaning set forth in the Tax Matters Agreement.

“JV Entity Representation Letter” means the officer’s certificate, dated and signed as of the date hereof, in which representations and warranties are made on behalf of the JV Entity Group in connection with the issuance of the Tax Opinions.

“JV Subsidiary” means any Subsidiary of the JV Entity (including, for the avoidance of doubt, prior to the Closing, Splitco).

“Law” means any federal, national, foreign, supranational, state, provincial, local or other statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Lender” means an institution obligated to provide Financing under the terms of the Commitment Letter, together with its permitted assigns; provided that, for purposes of Sections 10.09, 10.10 and 10.11, “Lender” shall include each other Person (including each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Financing.

“Liabilities” means any and all debts, liabilities and obligations, including any fines, penalties, judgments, awards or settlements, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking.

“Local Conveyances” means the conveyance documents between or among Corning or any of its Affiliates, TDCC or any of its Affiliates, the JV Entity or any of the JV Subsidiaries or any of the Hemlock Entities, including assignment agreements, contribution agreements, distribution agreements, merger agreements, redemption and exchange agreements and other documents, pursuant to which the Transactions are effected.

“Material Adverse Effect” means one or more circumstances, matters, changes, events, occurrences or effects, or series of any of the foregoing, that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the business, properties, assets, liabilities, results of operations or the financial condition of the JV Entity and the JV Subsidiaries, taken as a whole; provided, that the term “Material Adverse Effect” shall not include (and none of the following shall be taken into account in determining the occurrence of a Material Adverse Effect): any circumstances, matters, changes, events, occurrences or effects that result from (a) circumstances, matters, changes, events, occurrences or effects that generally affect the industries in which any of the JV Entity and the JV Subsidiaries operate; (b) general economic, business, political or regulatory conditions (or any changes therein) or events, matters, circumstances, changes, occurrences or effects affecting the financial or securities markets generally, in each case, in the United States or elsewhere in the world; (c) changes in Laws, rules or regulations in any jurisdiction in which any of the JV Entity and the JV Subsidiaries operate; (d) any changes in accounting standards, principles or interpretations; (e) changes caused by acts of terrorism or war occurring after the date hereof; (f) the announcement, pendency or consummation of this Agreement or the Transactions; (g) the failure or inability of any of the JV Entity or JV Subsidiaries to meet any internal or public projections, forecasts or estimates; provided, that any underlying cause of, or factors contributing to, such failure or inability may be taken into account in determining the occurrence of a Material Adverse Effect if such cause or factor is not otherwise excluded under this definition; (h) circumstances, matters, changes, events, occurrences or effects that (A) affect the Hemlock Entities; but (B) do not affect the JV Entity and the JV Subsidiaries (excluding the Hemlock Entities), in each case in this clause (B) other than in their respective capacities as direct or indirect equity holders of any of the Hemlock Entities; and (i) any action taken by any of the parties hereto or any of their Subsidiaries which is expressly required by, or consented to in writing by TDCC in accordance with, this Agreement; except, in each case of clauses (a), (b), (c), (d) and (e), to the extent that such circumstances, matters, changes, events, occurrences or effects have a disproportionate effect on the JV Entity and the JV Subsidiaries, taken as a whole, as compared with other participants in the industries in which the JV Entity and the JV Subsidiaries operate.

“Material Condition” means, with respect to a Required Antitrust Clearance, (a) any condition or other restriction that requires a party hereto or any of its Affiliates to (i) agree to, or implement, any material changes to, or material restrictions on, any asset or business of such party or any of its Affiliates; (ii) make any material modification to this Agreement; (iii) terminate or materially amend any existing material customer or material supplier relationship or any material contractual right or material obligation of such Person; (iv) terminate, materially amend, or enter into, any material agreement with respect to intellectual property (including any license of intellectual property); or (v) sell, hold separate or limit any material asset or material business of such Person; or (b) any condition or other restriction on a business or asset of a party or their respective Affiliates that is not set forth in clause (a) above and is, in respect of the significance of such condition or restriction to the business of the parties hereto and their respective Affiliates, comparable in materiality to any of the conditions or restrictions set forth in clause (a) above.

“Mutual Release” means the mutual release to be entered into on the Closing Date by and among TDCC, Corning and the JV Entity, a form of which is attached hereto as Exhibit B.

“Other Pre-Closing Liabilities” means any liability to the extent arising out of, or resulting from, the operation or conduct of the respective businesses and activities of the JV Entity and any of the JV Subsidiaries prior to the Closing, other than (a) Pre-Closing Implant Liabilities; (b) Pre-Closing Environmental Liabilities; (c) Excluded HR Liabilities; (d) Excluded Contract Liabilities; and (e) any liability with respect to Tax matters.

“Outside Date” means October 1, 2016; provided, that, if (a) the JV Entity becomes obligated on or after September 1, 2016 to provide the parties hereto with the Alternative Financing Notice, and (b) as of October 1, 2016, all of the conditions to the obligations of TDCC set forth in Section 7.02 have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the Closing), then the term “Outside Date” shall mean December 31, 2016.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

 “Pre-Closing Environmental Liabilities” means any liability to the extent arising out of, or resulting from, (a) any Releases of Hazardous Materials prior to the Closing at, in, on, to or from any real property currently owned or leased by the JV Entity or any JV Subsidiary, or by the JV Entity or any JV Subsidiary, in each case, in quantities or concentrations that require Remedial Action under Environmental Laws or any lease or other contract to which the JV Entity or any JV Subsidiary is a party prior to the Closing Date; (b) any Releases of Hazardous Materials prior to the Closing at, in, on, to or from any real property formerly owned or operated by the JV Entity or any JV Subsidiary, either by the JV Entity or any JV Subsidiary or during the period of its ownership or operation of such property, in each case, in quantities or concentrations that require Remedial Action under Environmental Laws or any lease or other contract to which the JV Entity or any JV Subsidiary is a party prior to the Closing Date; (c) any Third Party Claims to the extent resulting from any Releases of Hazardous Materials at any third-party site attributable to Hazardous Materials that were sent to such site for treatment, storage or disposal prior to the Closing by the JV Entity or any JV Subsidiary, or, during the period of its ownership or operation thereof, from any real property owned or operated by the JV Entity or any JV Subsidiary; (d) any Third Party Claims to the extent resulting from exposure to Hazardous Materials at any real property owned or leased by the JV Entity or any JV Subsidiary prior to the Closing, or any exposure to any Hazardous Materials included in any product or material distributed by the JV Entity or any JV Subsidiary prior to the Closing; and (e) any violation of or noncompliance with Environmental Laws or Environmental Permits by the JV Entity or any JV Subsidiary, or at any real property owned or operated by the JV Entity or any JV Subsidiary during the period of its ownership or operation of such property, prior to the Closing.

“Pre-Closing Implant Liabilities” means (a) any liability to the extent arising out of, or resulting from, the research, development, manufacture, distribution, advertising, marketing, sale, provision, recommendation, insertion, use or removal of any of the Covered Raw Materials and Implant Products (which are set forth on Schedule 1.01(a)) by the JV Entity or any of the JV Subsidiaries, in each case, prior to the Closing Date; and (b) the Other Implant Liabilities (which are set forth on Schedule 1.01(a)).

“Regulations” means the regulations (including temporary regulations) promulgated under the Code.

“Release” means releasing, disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into the environment, including soil, sediment, subsurface strata, surface water, groundwater, or ambient air.

“Remedial Action” means any action to investigate, clean up, remove, remediate, or conduct remedial or corrective actions with respect to any Release of Hazardous Materials, or to restore or reclaim the environment or natural resources in response to a Release of Hazardous Materials, including the performance of remedial investigations, feasibility studies, closures, and post-remedial or post-closure studies, operations, maintenance, or monitoring in connection with the foregoing.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“Required Antitrust Clearances” means the consents, authorizations, orders, approvals, decisions or declarations required under the antitrust Laws of the jurisdictions identified on Schedule 1.01(b); provided, however, that any such consent, authorization, order, approval, decision or declaration does not include any Material Condition.

“Splitco Initial Shares” mean 100 shares of common stock, par value $0.01, of Splitco, which constitute one hundred percent (100%) of the issued and outstanding capital stock of Splitco as of the date hereof.

“Splitco Shares” means the Splitco Initial Shares and the Splitco Additional Shares, which collectively constitute one hundred percent (100%) of the issued and outstanding capital stock of Splitco as of the Closing.

“Stub Dividend” means the prorated quarterly dividend to be paid in respect of the period beginning on the first calendar day of the fiscal quarter in which the Closing occurs and ending on (and including) the Closing Date; provided, that the amount of such prorated quarterly dividend is consistent (taking into account such proration) with the amount of quarterly dividends paid by the JV Entity in the ordinary course of business consistent with past practice.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is controlled by such Person; provided, that, prior to the Closing, none of the JV Entity or any of the JV Subsidiaries shall be deemed to be a Subsidiary of TDCC, Corning or any of their respective Subsidiaries.

“Surviving Agreements” means (a) the HSC Agreements, other than those HSC Agreements set forth on Schedule 1.01(e); and (b) the agreements set forth on Schedule 1.01(d).

“Tax” or “Taxes” means all income, capital gain, gross receipts, windfall profits, severance, property, transfer, sales, documentary, stamp, production, license, excise, net worth, franchise, capital, employment, withholding, social security contributions and other taxes, duties and imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, by and among TDCC, Corning, Splitco and the JV Entity.

“Tax Opinions” means the tax opinions issued on and as of the date hereof to Corning by each of KPMG LLP and Kirkland & Ellis LLP to the effect that under Section 355(a)(i) of the Code, no gain or loss should be recognized by, and no amount otherwise should be included in the income of, Corning solely as the result of the receipt of the stock of Splitco pursuant to the Exchange.

“TDCC Group” has the meaning set forth in the Tax Matters Agreement.

“TDCC Representation Letter” means the officer’s certificate, dated and signed as of the date hereof, in which representations and warranties are made on behalf of the TDCC Group in connection with the issuance of the Tax Opinions.

“Terminated Agreements” means (a) any agreements between Corning or any of its Affiliates, on the one hand, and the JV Entity or any JV Subsidiary, on the other hand, including those set forth on Schedule 1.01(e); (b) any agreements with respect to the JV Entity or any JV Subsidiary between Corning or any of its Affiliates, on the one hand, and TDCC or any of its Affiliates, on the other hand, including those set forth on Schedule 1.01(e); and (c) any other agreements set forth on Schedule 1.01(e); provided, that this Agreement, the other Transaction Documents and the Surviving Agreements shall not be considered Terminated Agreements.

“Third Party Consents” means, collectively, all consents and approvals of the third parties identified on Schedule 1.01(f) that are required to effect the Reorganization, which consents and approvals have been obtained as of the date hereof.

“Trademark” means trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and Internet domain names, together with all registrations and applications thereof, and all goodwill associated therewith.

“Transaction Documents” means this Agreement, the Local Conveyances, the Mutual Release, the Tax Matters Agreement, the Trade Name and Trademark Separation License Agreement and each of the documents identified on Schedule 1.01(g).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, agreement, commitment or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of capital stock or stock equivalents owned by a Person or any interest (including a beneficial interest) in any capital stock or stock equivalents owned by a Person.

“Transferred Hemlock Interests” means (a) 50% of the outstanding equity interests in D-C Holdco; (b) 49.9% of the outstanding equity interests in HS LLC; and (c) only if the parties hereto do not enter into the Alternative HSPL Arrangement at or prior to the Closing, 50% of the outstanding equity interests in HSPL that are owned by the JV Entity and the JV Subsidiaries.

SECTION 1.02              Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Alternative Financing”	§ 6.03(b)
“Alternative Financing Notice”	§ 6.03(b)
“Alternative HSPL Arrangement”	§ 6.15
“Bankruptcy Plan”	§ 1.01
“Cap”	§ 8.02(c)
“Cash Amount”	§ 2.01(c)
“Closing”	§ 2.03
“Closing Conditions Satisfaction Date”	§ 2.03
“Closing Date”	§ 2.03
“Closing Date Election Notice”	§ 2.03
“Closing Date Tax Opinions”	§ 6.16(a)
“Continuation Period”	§ 6.08(a)
“Contribution”	Recitals
“Corning”	Preamble
“Corning Guaranteed Obligations”	§ 10.12(a)
“Corning Name and Mark”	§ 6.09
“Covered Raw Materials and Implant Products”	Schedule 1.01(a)
“D-C Holdco”	Exhibit A
“D&O Indemnified Party”	§ 6.10(a)
“Debt Repayment”	Recitals
“Eligible Insurance Payments”	§ 8.02(c)
“Exchange”	Recitals
“Exhibit A Steps”	Recitals
“Financing”	§ 6.03(a)
“Financing Agreements”	§ 6.03(b)
“HS LLC Excess Cash”	Exhibit A
“HSC LLC Excess Cash”	Exhibit A
“HSC Parent”	Exhibit A
“HSC Stock Contribution”	Exhibit A
“HSPL Interests”	§ 6.15
“JV Entity”	Preamble

Definition	Location

“JV Entity Borrowing”	Recitals
“License Term”	§ 6.09
“Losses”	§ 8.02(a)
“New Debt”	§ 2.01(b)
“New HSC Corp”	Exhibit A
“Other Implant Liabilities”	Schedule 1.01(a)
“Reasonably Cost Effective Manner”	§ 8.04(b)
“Reorganization”	Recitals
“Remediation Losses”	§ 8.04(b)
“SE Holdco”	Exhibit A
“Splitco”	Preamble
“Splitco Additional Shares”	§ 2.01(c)
“Surviving Payment Obligations”	§ 6.04(a)
“TDCC”	Preamble
“TDCC Guaranteed Obligations”	§ 10.12(b)
“Third Party Claim”	§ 8.03(b)
“Trade Name and Trademark Separation and License Agreement”	§ 6.09
“Transactions”	Recitals
“Transferred Employees”	§ 6.08(a)

SECTION 1.03              Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or any other document delivered or made available pursuant hereto, unless otherwise defined therein;

(f)           references to “day” or “days” are to calendar days;

(g)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)           references to a Person are also to its successors and permitted assigns;

(i)           when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(j)           the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(k)           the word “or” shall not be exclusive;

(l)           any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder; and

(m)           references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE II

CONTRIBUTION AND DISTRIBUTION

SECTION 2.01              Exhibit A Steps; New Debt; Contribution.  (a)  The JV Entity shall, and each of TDCC and Corning shall cooperate with one another and shall, and each shall cause the JV Entity to, take all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Exhibit A Steps, in each case, to the extent not previously effected prior to the date hereof.

(b)           Immediately prior to the Closing, and subject to the terms and conditions of this Agreement (including Section 6.03), the JV Entity shall, and each of TDCC and Corning shall cause the JV Entity to, (i) incur indebtedness in an aggregate net proceeds amount of not less than the difference between (A) the Cash Amount (as defined below); and (B) any available cash of the JV Entity that is contributed to Splitco (such indebtedness, the “New Debt”); (ii) effect the Debt Repayment; and (iii) effect the Contribution in accordance with this Section 2.01.

(c)           Immediately prior to the Closing, in order to effect the Contribution, (i) the JV Entity shall contribute to Splitco (A) $4,818,000,000 in cash (the “Cash Amount”) and (B) the Transferred Hemlock Interests, in each case, free and clear of all Encumbrances and otherwise in accordance with the terms and conditions set forth in Exhibit A; and (ii) the JV Entity shall cause Splitco to issue to the JV Entity additional shares of Splitco’s common stock in exchange for such contribution (the “Splitco Additional Shares”).  The parties hereto shall, TDCC and Corning shall cause their respective Subsidiaries and the JV Entity to, and the JV Entity shall cause the JV Subsidiaries to, enter into any required Local Conveyances in order to effect the transactions contemplated by this Section 2.01.

SECTION 2.02              Transfer of the Corning JV Shares and Distribution of the Splitco Shares.  At the Closing, upon the terms and subject to the conditions of this Agreement, the parties shall effect the Exchange.  In order to effect the Exchange, (a) Corning shall assign, transfer, convey and deliver to the JV Entity, and the JV Entity shall accept from Corning, all of the Corning JV Shares, free and clear of all Encumbrances; and (b) in exchange for the Corning JV Shares, the JV Entity shall distribute to Corning, and Corning shall accept from the JV Entity, all of the Splitco Shares, free and clear of all Encumbrances.

SECTION 2.03              Closing.  Subject to the terms and conditions of this Agreement, the Exchange as contemplated by this Agreement shall take place at a closing (the “Closing”) to be held (a) at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the fifth (5th) Business Day following the date of the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) (the date of such satisfaction or waiver, the “Closing Conditions Satisfaction Date”), unless TDCC provides a written notice to the other parties hereto no later than three (3) Business Days after the Closing Conditions Satisfaction Date that TDCC desires the Closing to occur on the first Business Day of a calendar month (the “Closing Date Election Notice”), in which case the Closing shall occur on the first Business Day of the calendar month that is at least five (5) Business Days after the Closing Conditions Satisfaction Date; or (b) at such other place or at such other time or on such other date as the parties hereto may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  If TDCC provides the Closing Date Election Notice in accordance with Section 2.03(a), the condition set forth in Section 7.02(d) shall be deemed waived by TDCC as of the date of the delivery of the Closing Date Election Notice.

SECTION 2.04              Closing Deliveries by Corning.  At the Closing, Corning shall deliver or cause to be delivered:

(a)           to the JV Entity:

(i)	the share certificate representing the Corning JV Shares; and

(ii)	an executed counterpart of the Mutual Release and any other Transaction Document to be executed at the Closing to which Corning is a party; and

(b)           to TDCC:

(i)	an executed counterpart of the Mutual Release and any other Transaction Document to be executed at the Closing to which Corning is a party;

(ii)	the certificate referenced in Section 7.02(a)(vii); and

(iii)
written resignations from the JV Entity and the applicable JV Subsidiaries of the individuals identified by TDCC in a written notice provided by TDCC to the other parties hereto at least three (3) Business Days prior to the Closing, effective as of the Closing.

SECTION 2.05              Closing Deliveries by TDCC.  At the Closing, TDCC shall deliver or cause to be delivered to Corning:

(a)           an executed counterpart of the Mutual Release and any other Transaction Document to be executed at the Closing to which TDCC is a party; and

(b)           the certificate referenced in Section 7.01(a)(vii).

SECTION 2.06              Closing Deliveries by the JV Entity.  At the Closing, the JV Entity shall deliver or cause to be delivered:

(a)           to Corning:

(i)	the share certificates representing the Splitco Shares;

(ii)	an executed counterpart of the Mutual Release and any other Transaction Document to be executed at the Closing to which the JV Entity is a party;

(iii)
written resignations from Splitco and the applicable Subsidiaries of Splitco of the individuals identified by Corning in a written notice provided by Corning to the other parties hereto at least three (3) Business Days prior to the Closing, effective as of the Closing; and

(iv)	the certificate referenced in Section 7.01(a)(viii); and

(b)           to TDCC, the certificate referenced in Section 7.02(a)(viii).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE JV ENTITY

The JV Entity hereby represents and warrants to the other parties hereto, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.01              Organization, Authority and Qualification of the JV Entity and Splitco.  (a) The JV Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The JV Entity has all necessary corporate power and authority to enter into this Agreement and into each other Transaction Document to which it will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the JV Entity of this Agreement and each other Transaction Document to which it will be a party, the performance by the JV Entity of its obligations hereunder and thereunder and the consummation by the JV Entity of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the JV Entity.

This Agreement has been, and each other Transaction Document to which the JV Entity will be a party will be, duly executed and delivered by the JV Entity, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each other Transaction Document to which the JV Entity will be a party will constitute, a legal, valid and binding obligation of the JV Entity, enforceable against the JV Entity in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)           Each Identified Entity (i) is, as applicable, a corporation, limited liability company or private limited company duly organized, validly existing and (to the extent applicable) in good standing under the Laws of its jurisdiction of formation; and (ii) has all necessary corporate or other organizational, as applicable, power and authority to carry out its obligations under each Transaction Document to which such Identified Entity is (or at the Closing, will be) a party and to consummate the transactions contemplated thereby; provided that the foregoing representations and warranties are made as of the Closing Date with respect to any Identified Entity that will be formed after the date hereof. The performance by such Identified Entity of its obligations under each Transaction Document to which it is (or at the Closing, will be) a party and the consummation by such Identified Entity of the transactions contemplated thereby will be duly authorized by all requisite action on the part of such Identified Entity.  Each Transaction Document to which each Identified Entity is (or at the Closing, will be) a party will be duly executed and delivered by such Identified Entity and (assuming due authorization, execution and delivery by the other parties thereto) will constitute a legal, valid and binding obligation of such Identified Entity, enforceable against such Identified Entity in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.02              Shares.  (a) Immediately prior to and at the Closing, (i) the JV Entity will be the record and beneficial owner of, and will have good and valid title to, the Splitco Shares, free and clear of all Encumbrances; (ii) the Splitco Shares, the Transferred Hemlock Interests, the HSC Parent Interests and the HSC LLC Interests will each be duly authorized, validly issued, fully paid and non-assessable; and (iii) other than the Splitco Shares, none of the JV Entity or any JV Subsidiary will own, directly or indirectly, any equity or voting securities or other interests in Splitco.  Upon consummation of the Exchange, Corning will be the record and beneficial owner of, and have good and valid title to, all of the Splitco Shares free and clear of all Encumbrances.  Immediately prior to, at, and upon the consummation of the Closing, (i) Splitco will be the record and beneficial owner of, and will have good and valid title to, the Transferred Hemlock Interests, (ii) D-C Holdco will be the record and beneficial owner of, and will have good and valid title to, the HSC Parent Interests, (iii) HSC Parent will be the record and beneficial owner of, and will have good and valid title to, the HSC LLC Interests, in each case, free and clear of all Encumbrances.

(b)           Immediately prior to and at the Closing, (i) there will be no voting trusts, stockholder agreements, proxies or other agreements or understandings, to which the JV Entity, any JV Subsidiary or any other Person is a party, in effect with respect to the voting or transfer of any securities of, or any other equity interests in, any of the Identified Entities; and (ii) none of the JV Entity, any JV Subsidiary nor any other Person will own, directly or indirectly, any bonds, debentures, notes or other similar instruments of Splitco, the Transferred Hemlock Entities, HSC Parent or HSC LLC and no such Person will owe any indebtedness or similar obligations of any kind to the JV Entity or any JV Subsidiary.

(c)           Immediately prior to and at the Closing, and except as set forth in the governing documents of the Identified Entities, (i) none of the JV Entity, any JV Subsidiary nor any other Person will be a party to, or will have any rights under or to, any options, warrants, swaps, derivative instruments, convertible debt, other convertible instruments or other agreements, arrangements or commitments of any character (w) relating to the issued or unissued securities of, or other equity interests in, any Identified Entity; (x) obligating any Identified Entity to issue or sell any of its shares of capital stock or other equity securities or interests; (y) obligating any Identified Entity to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of securities of, or other interests in, any Identified Entity; (ii) none of the JV Entity, any JV Subsidiary nor any other Person will be a party to, or will have any rights under or to, any agreement, arrangement or commitment under which any Identified Entity has any outstanding obligation to repurchase, redeem or otherwise acquire any securities of, or other interests in, any Identified Entity; and (iii) none of the outstanding securities of, or other interests in, any Identified Entity will be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable contracts or any provision of the articles of incorporation or bylaws of any Identified Entity.

SECTION 3.03              Source of Funds.  The JV Entity has delivered to Corning a true and complete copy of the Commitment Letter.  Except as expressly set forth in the Commitment Letter, there are no conditions precedent or any other contingencies to the receipt of the New Debt.  As of the date hereof, the Commitment Letter is valid, binding and enforceable against the JV Entity in accordance with its terms, has not been amended in any respect and, to the knowledge of the JV Entity, the Commitment Letter is in full force and effect.  Except as permitted under Section 6.03, the Commitment Letter has not been amended in any respect.  All commitment and other fees required to be paid under the Commitment Letter on or prior to the date hereof have been paid.

SECTION 3.04              Assets, Liabilities and Business.

(a)           Immediately prior to commencing the Reorganization, each of Splitco, D-C Holdco and HSC Parent will have no assets, other than the capital contribution with which it was incorporated, and no Liabilities, other than de minimis Liabilities arising as a result of its incorporation.  As of the Closing (and after giving effect to the Reorganization), the assets and Liabilities of each of Splitco, D-C Holdco and HSC Parent will consist solely of the assets and Liabilities of such Person resulting from, or related to, the consummation of the Reorganization or any other agreement or other document to which such Person is a party and that has been entered into with the prior approval of Corning and TDCC in connection with the Transactions.

(b)           Each of Splitco, D-C Holdco and HSC Parent has not and, prior to the Closing, will not have directly or indirectly engaged in any business activities, other than matters relating to its formation and the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF CORNING

Corning hereby represents and warrants to the other parties hereto, as of the date hereof and as of the Closing Date, as follows:

SECTION 4.01              Organization, Authority and Qualification of Corning.  Corning is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to enter into this Agreement and into each other Transaction Document to which it will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Corning of this Agreement and each other Transaction Document to which it will be a party, the performance by Corning of its obligations hereunder and thereunder and the consummation by Corning of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Corning.  This Agreement has been, and each other Transaction Document to which Corning will be a party will be, duly executed and delivered by Corning, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each other Transaction Document to which Corning will be a party will constitute, a legal, valid and binding obligation of Corning, enforceable against Corning in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.02              Corning JV Shares.  (a) Corning is the record and beneficial owner of, and has good and valid title to, the Corning JV Shares, free and clear of all Encumbrances.  Other than the Corning JV Shares, none of Corning or any of its Affiliates owns, directly or indirectly, any equity or voting securities or other interests in the JV Entity or any JV Subsidiary.  Upon consummation of the Exchange, none of Corning or any of its Affiliates will own any of, and none of Corning or any of its Affiliates will have any interest in, the Corning JV Shares.  Prior to the date hereof, Corning has not, and immediately prior to the Closing, Corning will not have, Transferred any shares of, or any other equity or other interests in, the JV Entity or any JV Subsidiary to any Person.

(b)           Other than the JV Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings, to which Corning or any of its Subsidiaries is a party, in effect with respect to the voting or transfer of any securities of, or any other equity interests in, the JV Entity or any JV Subsidiary.  None of Corning or any of its Subsidiaries owns, directly or indirectly, any bonds, debentures, notes or other similar instruments of the JV Entity or any JV Subsidiary and none of the JV Entity or any JV Subsidiary owes any indebtedness or similar obligations of any kind to Corning or any of its Subsidiaries.

(c)           Except as expressly contemplated by the Transaction Documents, none of Corning or any of its Subsidiaries is a party to, or has any rights under or to, any options, warrants, swaps, derivative instruments, convertible debt, other convertible instruments or other agreements, arrangements or commitments of any character (i) relating to the issued or unissued securities of, or other equity interests in, the JV Entity or any JV Subsidiary; (ii) obligating the JV Entity or any JV Subsidiary to issue or sell any of its shares of capital stock or other equity securities or interests; (iii) obligating the JV Entity or any JV Subsidiary to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (iv) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of securities of, or other interests in, the JV Entity or any JV Subsidiary.  Except as expressly contemplated by the Transaction Documents, none of Corning or any of its Subsidiaries is a party to, or has rights under or to, any agreement, arrangement or commitment under which the JV Entity or any JV Subsidiary has any outstanding obligation to repurchase, redeem or otherwise acquire any securities of, or other interests in, the JV Entity or any JV Subsidiary.

SECTION 4.03              No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 4.04 below have been obtained, all filings and notifications listed in Section 4.04 below have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by Corning of this Agreement and any other Transaction Document to which it will be a party, do not (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws of Corning; (b) conflict with or violate any Law or Governmental Order applicable to Corning or result in the creation of an Encumbrance on the Corning JV Shares; or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any contract to which Corning or any of Corning’s Affiliates is a party and which relates to TDCC, the JV Entity, any JV Subsidiary or their respective Affiliates, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Corning to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

SECTION 4.04              Governmental Consents and Approvals.  The execution, delivery and performance (a) by Corning; or (b) to Corning’s knowledge, by the JV Entity and Splitco (as applicable), in each case, of this Agreement and any other Transaction Document to which such Person will be a party, does not require any consent, approval, authorization or other Governmental Order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (i) the Required Antitrust Clearances and the filings and notifications in connection therewith; and (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 4.05              Litigation.  There is no Action by or against Corning or any of its Affiliates pending or, to Corning’s knowledge, threatened in writing, before any Governmental Authority that would have a Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby and by the other Transaction Documents.

SECTION 4.06              Brokers.  Other than J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Corning.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF TDCC

TDCC hereby represents and warrants to the other parties hereto, as of the date hereof and as of the Closing Date, as follows:

SECTION 5.01              Organization, Authority and Qualification of TDCC.  TDCC is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement and into each other Transaction Document to which it will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by TDCC of this Agreement and each other Transaction Document to which it will be a party, the performance by TDCC of its obligations hereunder and thereunder and the consummation by TDCC of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of TDCC.  This Agreement has been, and each other Transaction Document to which TDCC will be a party will be, duly executed and delivered by TDCC, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each other Transaction Document to which TDCC will be a party will constitute, a legal, valid and binding obligation of TDCC, enforceable against TDCC in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 5.02              No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 5.03 below have been obtained, all filings and notifications listed in Section 5.03 below have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by TDCC of this Agreement and any other Transaction Document to which it will be a party, do not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of TDCC; (b) conflict with or violate any Law or Governmental Order applicable to TDCC or result in the creation of an Encumbrance on the Splitco Shares;

or (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any contract to which TDCC or any of TDCC’s Affiliates is a party and which relates to Corning, the JV Entity, any JV Subsidiary or their respective Affiliates, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of TDCC to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

SECTION 5.03              Governmental Consents and Approvals.  The execution, delivery and performance (a) by TDCC; or (b) to TDCC’s knowledge, by the JV Entity and Splitco (as applicable), in each case, of this Agreement and any other Transaction Document to which such Person will be a party, does not require any consent, approval, authorization or other Governmental Order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (i) the Required Antitrust Clearances and the filings and notifications in connection therewith; and (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 5.04              Litigation.  There is no Action by or against TDCC or any of its Affiliates pending or, to TDCC’s knowledge, threatened in writing, before any Governmental Authority that would have a Material Adverse Effect or would prevent or materially delay the consummation of the transactions contemplated hereby and by the other Transaction Documents.

SECTION 5.05              Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TDCC.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01              Conduct of Business Prior to the Closing.  From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, except as otherwise required by this Agreement or the other Transaction Documents, and except as set forth on Schedule 6.01, Corning and TDCC shall use commercially reasonable efforts, in a manner consistent with past practice, to cause their respective Representatives, the JV Entity and the JV Subsidiaries to, (a) conduct the business of the JV Entity and the JV Subsidiaries in the ordinary course in all material respects consistent with past practice; (b) preserve intact in all material respects the business organization, assets, operations and permits of the JV Entity and the JV Subsidiaries; (c) refrain from incurring, assuming, guaranteeing, prepaying or otherwise becoming liable for any new indebtedness for borrowed money (directly, contingently or otherwise), other than the New Debt or in the ordinary course consistent with past practice; (d) maintain and preserve the relationships and goodwill with customers and suppliers of the JV Entity and the JV Subsidiaries and with others having business dealings with the JV Entity and the JV Subsidiaries;

(e) (i) maintain and preserve any accounts payable and accounts receivable owing between the JV Entity or any of the JV Subsidiaries (other than any Hemlock Entity), on the one hand, and any Hemlock Entity, on the other hand, in the ordinary course consistent with past practice; and (ii) not settle, and not make any payments with respect to, any such accounts payable and accounts receivable, other than in the ordinary course of business consistent with past practice; and (f) refrain from (i) selling, pledging or disposing of, or granting any Encumbrance on or permitting any Encumbrance to exist on, the Splitco Shares, the Transferred Hemlock Interests, the HSC Parent Interests or the HSC LLC Interests; (ii) authorizing the sale, pledge or disposition of, or the granting or placing of any Encumbrance on, the Splitco Shares the Transferred Hemlock Interests, the HSC Parent Interests or the HSC LLC Interests, or authorizing the issuance of any voting security or equity interest of Splitco, any Hemlock Entity, HSC Parent or HSC LLC; (iii) authorizing or permitting Splitco, D-C Holdco or HSC Parent to (x) engage in any business activities other than activities relating to the formation of such Person and, as applicable, the Transactions; or (y) own any assets, other than the capital contribution with which such Person was incorporated or any capital contribution received in accordance with the Reorganization, or any Liabilities, other than de minimis Liabilities arising as a result of such Person’s incorporation or other formation; or (iv) announcing an intention, entering into any formal or informal agreement, or otherwise making a commitment, to take any of the actions specified in the foregoing clauses (i), (ii) and (iii). From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 9.01, Corning shall not, and shall cause its Affiliates not to, directly or indirectly, (A) sell, pledge or dispose of, or grant any Encumbrance on or permit any Encumbrance to exist on, the Corning JV Shares; (B) authorize the sale, pledge or disposition of, or the granting or placing of any Encumbrance on, the Corning JV Shares; or (C) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to take any of the actions specified in the foregoing clauses (A) and (B).

SECTION 6.02              Efforts; Filings. (a)  Each of the parties hereto shall use its commercially reasonable efforts to obtain all authorizations, consents, Governmental Orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and shall cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals.  Each party hereto agrees to (i) promptly make the appropriate filings and notifications in connection with the Required Antitrust Clearances and with respect to the transactions contemplated by this Agreement; and (ii) supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities in connection with the Required Antitrust Clearances.

(b)           Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Governmental Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal.

(c)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Sections 6.02(a) and (b), including the preparation and making of the filings and notifications referred to therein and, if requested, amending or furnishing additional information hereunder, including, subject to applicable Law, providing copies of all related documents to the non-filing party’s outside legal counsel prior to filing; provided, that such material may be redacted as necessary to (i) comply with contractual arrangements; (ii) address good faith legal privilege or confidentiality concerns; (iii) comply with applicable Law; and (iv) remove references concerning the valuation of the JV Entity, and, to the extent practicable, none of the parties hereto shall file any such document or have any material communication with any Governmental Authority without prior consultation with the other parties.  To the extent that any Governmental Authority proposes any condition or other restriction on the business of any party hereto or any of its Affiliates in connection with a Required Antitrust Clearance, the parties hereto shall use their commercially reasonable efforts to remove or modify such condition or restriction and shall cooperate in good faith in connection therewith.  Notwithstanding the foregoing or anything to the contrary in this Agreement, however, TDCC shall propose, agree to or accept a condition or other restriction, so long as it is not a Material Condition, if necessary to obtain the Required Antitrust Clearances as soon as practicable, and in any event prior to the Outside Date.  Each party hereto shall keep the other parties apprised of the content and status of any material communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement.  To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit Representatives of the other parties to participate in any material meetings and calls with any such Governmental Authority.

SECTION 6.03              New Debt.

(a)           Subject to the terms and conditions of this Agreement, the JV Entity shall use commercially reasonable efforts to obtain the New Debt on terms and conditions no less favorable to the JV Entity, in the aggregate, than the terms and conditions described in the Commitment Letter (the “Financing”).  The JV Entity may (upon request of TDCC) amend, modify, waive the terms of, or replace, the Commitment Letter without the prior written consent of Corning, unless such amendment, modification, waiver or replacement would (i) reduce the aggregate amount of the Financing below the amount required to consummate the transactions contemplated by this Agreement (including by changing the amount of fees to be paid or original issue discount of the Financing), except to the extent additional proceeds of indebtedness incurred by the JV Entity after the date hereof are then made available in order to consummate the Transactions; or (ii) impose new or additional conditions precedent, or otherwise amend, modify or expand any conditions precedent, to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (x) materially delay or prevent the consummation of the Transactions; or (y) adversely impact in any material respect the ability of the JV Entity to consummate the transactions contemplated hereby; provided, however, that the JV Entity may (upon request of TDCC) amend (in compliance with the other limitations of this Section 6.03(a)) the Commitment Letter without the prior written consent of Corning to add additional financing sources, lenders, lead arrangers, bookrunners, syndication agents or similar entities.  If required by the Lenders, TDCC shall provide (on terms described in the Commitment Letter or otherwise reasonably acceptable to TDCC), a guaranty of the obligations of the JV Entity under the Financing. References in this Agreement to the Financing shall include the financing contemplated by the Commitment Letter as amended or modified in compliance with this Section 6.03 and references to the Commitment Letter shall include such documents as amended or modified in compliance with this Section 6.03.

(b)           The JV Entity shall use commercially reasonable efforts to (i) maintain in effect the Commitment Letter until the consummation of the transactions contemplated hereby, except to the extent the proceeds of additional or alternative indebtedness incurred by the JV Entity are available at the Closing to consummate the Transactions; and (ii) negotiate definitive agreements with respect to the Financing (“Financing Agreements”) on the terms and conditions contained in the Commitment Letter. The JV Entity shall give each of TDCC and Corning reasonably prompt notice of (x) any breach by any party to the Commitment Letter of which the JV Entity becomes aware to the extent it would reasonably be expected to impair or delay the Closing or result in insufficient financing to consummate the transactions contemplated by this Agreement; and (y) any termination of the Commitment Letter.  In the event that all conditions in the Commitment Letter have been satisfied or, upon funding will be satisfied, and the JV Entity is required under the terms of this Agreement to consummate the Closing, the JV Entity shall use commercially reasonable efforts to cause the Lenders to fund on the Closing Date the financing required to consummate the Transactions contemplated by this Agreement; provided, that, notwithstanding anything to the contrary herein, the JV Entity shall have no obligation hereunder to threaten or initiate any Action against any of the Lenders or any other party to the Commitment Letter or to the Financing Agreements. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, regardless of the reason therefor, the JV Entity shall promptly notify (and in any event within five (5) Business Days of becoming aware thereof and no later than the Business Day immediately preceding October 1, 2016) the other parties hereto of such fact (such notice, the “Alternative Financing Notice”) and shall use commercially reasonable efforts to arrange and obtain alternative debt financing on Agreed Economic Terms from alternative sources in an amount sufficient to replace such portion of the Financing and to consummate the Transactions (the “Alternative Financing”) as promptly as practicable following the occurrence of such event; provided, that the terms and conditions of such Alternative Financing (other than the Agreed Economic Terms) shall be no less favorable, in the aggregate, to the JV Entity than those contained in the Commitment Letter.  For the purposes of this Agreement, (A) the term “Commitment Letter” shall also be deemed to include any commitment letter or similar agreement, together with any customary fee letter, with respect to any Alternative Financing arranged in compliance herewith (and any Commitment Letter remaining in effect at the time in question); (B) the term “Lenders” shall also be deemed to include any lenders providing the Alternative Financing arranged in compliance herewith; and (C) the term “Financing Agreements” shall also be deemed to include any definitive agreements with respect to the Alternative Financing arranged in compliance herewith (and any Financing Agreements remaining in effect at the time in question).  TDCC and Corning shall use commercially reasonable efforts to ensure that the JV Entity complies with the provisions of this Section 6.03 (and “commercially reasonable efforts” shall, in the case of TDCC, expressly include providing any guaranty on terms described in the Commitment Letter or otherwise reasonably acceptable to TDCC of the obligations of the JV Entity under any such Alternative Financing required by any Lenders providing such financing).

(c)           Without limiting the foregoing, prior to the Closing, each of the parties hereto shall use commercially reasonable efforts to provide, and to cause their respective Representatives to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by the JV Entity or TDCC and that is customary in connection with the JV Entity’s efforts to obtain the Financing or, if applicable, the Alternative Financing.

SECTION 6.04              Termination of Agreements.  (a) Without any further action by the parties hereto or otherwise, the JV Agreement and each of the other Terminated Agreements shall terminate as of the Closing except for the payment obligations set forth on Schedule 6.04 (the “Surviving Payment Obligations”).  To the extent that any Affiliates of Corning are party to any of the Terminated Agreements, Corning shall cause such Affiliates to, at or immediately prior to the Closing, execute and deliver to the JV Entity termination letters in respect of such Terminated Agreements. In the event that, after the date hereof, any party hereto identifies an agreement that was not listed on Schedule 1.01(e) as a Terminated Agreement which such party in good faith believes should have been so listed, then Corning and TDCC will discuss in good faith how to amend Schedule 1.01(e) to include such agreement, and (except as agreed by the Corning and TDCC) such amendment shall have effect from the Closing.

(b)           The parties hereto hereby agree and acknowledge that each of the Surviving Agreements shall survive the Closing and continue in full force and effect in accordance with their terms. In the event that, after the date hereof, any party hereto identifies an agreement that was not listed on Schedule 1.01(d) as a Surviving Agreement which such party in good faith believes should have been so listed, then Corning and TDCC will discuss in good faith how to amend Schedule 1.01(d) to include such agreement, and (except as agreed by the Corning and TDCC) such amendment shall have effect from the Closing.

SECTION 6.05              Further Action.  (a) Except as otherwise provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.  From time to time after the date hereof, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other parties hereto to make effective the transactions contemplated by this Agreement.  To the extent that the transactions contemplated by this Agreement conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any agreement of the JV Entity or any JV Subsidiary (including any Surviving Agreement), the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to request and obtain from the applicable counterparties to such agreement a waiver with respect to, or an amendment of, the applicable provisions of such agreement.  Without limiting the foregoing, after the Closing, if any of the Exhibit A Steps or any other transaction that is required for the completion of the Reorganization has not been consummated in the manner set forth in this Agreement (including Exhibit A), the parties hereto shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law to execute and deliver such documents and other papers as may be required to (i) consummate and make effective the Reorganization as contemplated by this Agreement; (ii) ensure that each of the equity interests that is contemplated to be issued or transferred pursuant to Exhibit A is issued or transferred, as applicable, in the manner set forth in Exhibit A, in each case, free and clear of all Encumbrances (other than Encumbrances contemplated by this Agreement).

(b)           Without in any manner limiting the foregoing, if the JV Entity shall have breached any of its representations and warranties set forth in Article III of this Agreement or in any certificate delivered pursuant to Section 7.01(a)(viii) or Section 7.02(a)(viii), or any such representations or warranties shall have become inaccurate prior to the Closing, then, from and after the Closing, the parties hereto shall assist and cooperate with each other in order to place each party hereto adversely affected by such breach or inaccuracy in the same position such party would have enjoyed or occupied in the absence of such breach or inaccuracy.  The obligations set forth in this Section 6.05(b) shall be the sole and exclusive remedies of the parties hereto for any breach of, or inaccuracy in, the representations and warranties of the JV Entity set forth in Article III of this Agreement or in any certificate delivered pursuant to Section 7.01(a)(viii) or Section 7.02(a)(viii) and, except as provided in this Section 6.05(b), none of the parties hereto or any of their respective Representatives shall have, or be subject to, any liability or obligation to any other party hereto, any of its Representatives or any other Person arising out of, or resulting from, any such breach or inaccuracy.

SECTION 6.06              Non-Solicitation.  Corning agrees that, for a period of two (2) years from and after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without the prior written consent of TDCC, directly or indirectly, solicit, offer to hire or hire any employee of the JV Entity or any JV Subsidiary, or otherwise cause or seek to cause any employee of the JV Entity or any JV Subsidiary to leave the employ of the JV Entity or JV Subsidiary, or enter into a consulting agreement with any employee of the JV Entity or any JV Subsidiary; provided, however, that (i) the placement of any general mass solicitation or advertising (including through a recruiting firm) that is not targeted at employees of the JV Entity or any JV Subsidiary (and the hiring of any person as a result thereof); and (ii) the solicitation or hiring of any employee whose employment was, prior to such solicitation and hiring, terminated by the JV Entity or JV Subsidiary shall not be considered a violation of the non-solicitation restriction of this Section 6.06.  For a period of two (2) years from and after the Closing Date, with respect to any individuals whose employment with the JV Entity or any JV Subsidiary has been terminated, or whose employment with the JV Entity or any JV Subsidiary TDCC, the JV Entity or any JV Subsidiary intends to terminate, in each case, after the Closing, TDCC and Corning shall, from time to time, discuss in good faith whether TDCC is willing to provide its prior written consent in accordance with this Section 6.06 for Corning to solicit, offer to hire or hire, or enter into a consulting or similar agreement with, any such individuals.

SECTION 6.07              Payment of Dividends.  At or prior to the Closing, except as otherwise agreed by Corning and TDCC, Corning and TDCC shall cause the JV Entity to declare and pay to each of Corning and TDCC (a) a special dividend of $25,000,000 ($50,000,000 in the aggregate); (b) any quarterly dividends that would be paid in the ordinary course of business consistent with past practice; and (c) the Stub Dividend.

SECTION 6.08              Employee-Related Benefits for JV Entity Employees. (a)  Except to the extent otherwise required by applicable Law or any applicable collective bargaining agreement, TDCC shall, during the two-year period following the Closing (the “Continuation Period”), provide to each transferred employee of the JV Entity and any JV Subsidiary (other than the Hemlock Entities) (collectively, the “Transferred Employees”) (i) an annual base salary or base wage rate no less than that in effect for such Transferred Employee immediately prior to the Closing; and (ii) an annual incentive compensation opportunity (excluding any equity or equity-based compensation) and other employee benefits that shall be substantially comparable in value, when taken as a whole, to the compensation and other benefits to which the Transferred Employees were entitled prior to the Closing. Notwithstanding anything in this Section 6.08(a) to the contrary, for purposes of satisfying the compensation and benefits comparability requirements of Section 6.08(a)(ii) above, such comparability (x) may be made on an aggregate basis for the Transferred Employees as a whole and not individually for each Transferred Employee; and (y) shall not be interpreted to require TDCC to replicate or provide defined benefit, equity or equity-based compensation or retiree medical benefits or nonqualified deferred compensation plans (but, for the avoidance of doubt, the value of such benefits must be taken into account for comparability purposes), subject, in each case, to applicable Law and any applicable collective bargaining agreement.  Notwithstanding anything in this Agreement to the contrary, TDCC shall provide to each Transferred Employee whose employment is involuntarily terminated at or following the Closing and prior to the expiration of the Continuation Period, severance and other separation benefits (taking into account for such purpose such Transferred Employee’s service and compensation with the JV Entity and any JV Subsidiary prior to the Closing Date and any additional service or compensation with TDCC from and after the Closing Date) that are no less favorable than the severance and other separation benefits that would be provided to such Transferred Employee immediately prior to the Closing.

(b)           Nothing contained in this Agreement shall confer upon a Transferred Employee any right to continued employment with TDCC or any of its Affiliates, nor shall anything herein interfere with the right of TDCC or any of its Affiliates to terminate the employment of any of the Transferred Employees at any time after the Closing Date in accordance with applicable Law.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, or shall constitute an amendment of any employee benefit plan or impose any obligations on TDCC or its Affiliates under any employee benefit plan.

SECTION 6.09              “CORNING” Name and Trademark.  At the Closing, TDCC, Corning and the JV Entity shall enter into a trade name and trademark separation and license agreement (the “Trade Name and Trademark Separation and License Agreement”) (in a form as reasonably agreed upon between the parties hereto prior to the Closing), to provide for the orderly transition and discontinuation of the “CORNING” name and Trademarks currently used by the JV Entity and the JV Subsidiaries (the “Corning Name and Mark”), whereby the JV Entity and the JV Subsidiaries shall receive a worldwide, royalty-free, sub-licensable (solely to wholly-owned Affiliates of TDCC and, to the extent consistent with the JV Entity’s or a JV Subsidiary’s current practices as of the date hereof, to third party service providers) and non-exclusive license to use the Corning Name and Mark in connection with the names and the operation of the businesses of the JV Entity and the JV Subsidiaries for a period of three (3) years after the Closing (the “License Term”).

Without limiting the foregoing, the JV Entity and the JV Subsidiaries shall request any third party approvals required in connection with the transition to names that do not include the Corning Name and Mark, in each case, on or prior to the expiration of the License Term; provided, that, to the extent any Governmental Authority approvals are required in connection with such transition, the License Term shall be extended until such approvals are obtained.  Under the Trade Name and Trademark Separation and License Agreement, the JV Entity and the JV Subsidiaries shall also receive the right (i) to have web traffic intended for their businesses redirected, and (ii) to generally refer to their former name(s), in each case of (i) and (ii), for one (1) year after the expiration of the License Term.  The Trade Name and Trademark Separation and License Agreement shall also contain other terms and conditions consistent with the foregoing as are usual and customary for such type of agreement.

SECTION 6.10              Director and Officer Liability and Indemnification.

(a)           All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Closing becomes, or has been at any time prior to the date of this Agreement, a director of the JV Entity or a JV Subsidiary (each, a “D&O Indemnified Party”) as provided in the organizational documents of the JV Entity or the JV Subsidiary, as applicable, that is in effect as of the date hereof shall continue in full force and effect in accordance with their terms with respect to any claims against any such D&O Indemnified Party arising out of such acts or omissions and for a period of six years following the date of this Agreement, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party.  From and after the Closing, TDCC shall cause the JV Entity and each JV Subsidiary to comply with and honor all obligations under this Section 6.10.

(b)           Without limiting Section 6.10(a) or any rights of any D&O Indemnified Party pursuant to any indemnification agreement, from and after the Closing, in the event of any threatened or actual Action, whether civil or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the D&O Indemnified Party is or was a director of the JV Entity or a JV Subsidiary; or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Closing, the JV Entity or a JV Subsidiary, as applicable,  shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such D&O Indemnified Party against any Losses; provided, that any expenses advanced to a D&O Indemnified Party pursuant to this sentence shall be paid by the JV Entity or the JV Subsidiary within 20 calendar days following receipt of a reasonably detailed request therefor, together with an undertaking by such D&O Indemnified Party to repay all amounts so advanced in the event it is ultimately determined by a court of competent jurisdiction that such D&O Indemnified Party is not entitled to indemnification.  From and after the Closing, none of TDCC, the JV Entity or a JV Subsidiary shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification would be sought by a D&O Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all liability arising out of such Action or such D&O Indemnified Party otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably withheld, conditioned or delayed).

From and after the Closing, TDCC, the JV Entity and the applicable JV Subsidiary shall cooperate with a D&O Indemnified Party in the defense of any matter for which such D&O Indemnified Party could seek indemnification hereunder.  The obligations of TDCC, JV Entity, and each JV Subsidiary under this Section 6.10(b) shall continue in full force for six years from the Closing; provided that all rights to indemnification in respect of any Action asserted or made within such period shall continue until the final disposition of such Action.

(c)           At or prior to the Closing, JV Entity shall obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Closing and ending six years from the Closing, covering each D&O Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any D&O Indemnified Party than those of the JV Entity’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement.  From and after the Closing, TDCC and the JV Entity shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all of its obligations thereunder to be honored.

(d)           In the event that, after the Closing, (i) the JV Entity, a JV Subsidiary, or any of their respective successors or assigns, (x) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (y) transfers or conveys all or a substantial portion of its properties and other assets to any Person; (ii) TDCC or any of its successors or assigns dissolves the JV Entity; or (iii) the JV Entity or any of its successors or assigns dissolves a JV Subsidiary, then, and in each such case, TDCC shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.10.

(e)           The obligations of TDCC and the JV Entity under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.10 applies without the consent of such affected D&O Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed).  The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(f)           The JV Entity shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.10.

SECTION 6.11              Reserved.

SECTION 6.12              HSC Agreements.  From and after the date hereof through the Closing, (a) each of the parties hereto shall not, and TDCC and Corning shall cause the JV Entity and each of the JV Subsidiaries not to, take or omit to take any action that would directly or indirectly amend, modify or supplement any economic or other material term or provision in any HSC Agreement or waive, accelerate or modify any Person’s benefits, rights or obligations under any HSC Agreement, in each case, without the prior written consent of Corning and TDCC  (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.13              Third Party Consents.  Prior to the Closing, the parties hereto shall use commercially reasonable efforts to ensure that the Third Party Consents shall be obtained and shall continue to be valid and in full force and effect as of the Closing; provided, however, that, subject to Section 6.11, no party hereto shall have any obligation under this Agreement to make any payments, or be responsible for any costs, compensation or other consideration to be paid or given to any third party, in connection with the Third Party Consents.

SECTION 6.14              Bankruptcy Documents.  From and after the Closing, each of the parties hereto that is a party to, or has any obligation under, any of the Bankruptcy Documents shall comply with its obligations under the Bankruptcy Documents.

SECTION 6.15              HSPL Interests.  Prior to the Closing Date, TDCC and Corning shall cooperate to determine whether 50% of the equity interests in HSPL that are owned by the JV Entity and the JV Subsidiaries (the “HSPL Interests”) will (i) be Transferred Hemlock Interests; or (ii) be retained by the JV Entity and the JV Subsidiaries, in which case TDCC and Corning shall enter into an arrangement pursuant to which 50% of the economic benefits and 50% of the economic burden associated with the ownership of the HSPL Interests shall be transferred to Corning or one of its Subsidiaries (the “Alternative HSPL Arrangement”).

SECTION 6.16              Tax Matters.

(a)           Corning, the JV Entity, Splitco and TDCC shall cooperate and use their respective reasonable best efforts in order for (i) Corning to obtain the opinions of KPMG LLP and Kirkland & Ellis LLP, dated as of the Closing Date, substantially in the forms attached hereto as Exhibit C (the “Closing Date Tax Opinions”); provided, however, that, except as set forth in this Section 6.16, each party hereto shall only be required to reasonably consider any requests from any other party hereto for additional information or documentation and shall have no obligation hereunder to provide such information or documentation.  As a condition precedent to the rendering of the Closing Date Tax Opinions, (i) each of Corning, TDCC and the JV Entity, shall, as of the Closing Date, execute and deliver to each of KPMG LLP and Kirkland & Ellis LLP its respective Closing Date Representation Letter, and (ii) Corning shall have received the Closing Date JV Entity Credit Capacity Letter.

(b)           As of the date hereof, neither TDCC nor the JV Entity knows of any reason (i) why it would not be able to deliver its Closing Date Representation Letter; or (ii) why Corning would not be able to obtain the Closing Date Tax Opinions.

(c)           As of the date hereof, Corning does not know of any reason (i) why it would not be able to deliver its Closing Date Representation Letter; or (ii) why Corning would not be able to obtain the Closing Date Tax Opinions, and, accordingly, Corning expects to be able to obtain the Closing Date Tax Opinions.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01              Conditions to Obligations of Corning.  The obligations of Corning to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the JV Entity that are set forth in Section 3.01 and Section 3.02 of this Agreement shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date (other than, with respect to such representations and warranties set forth in Section 3.02, de minimis inaccuracies); (ii) the representations and warranties of the JV Entity set forth in Section 3.04 (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (iii) the representations and warranties of TDCC that are set forth in Section 5.01 of this Agreement shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date; (iv) the representations and warranties of TDCC contained in this Agreement (other than those set forth in Section 5.01) (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (v) the covenants and agreements contained in this Agreement to be complied with by TDCC on or prior to the Closing shall have been complied with in all material respects; (vi) the covenants and agreements contained in this Agreement and the Tax Matters Agreement to be complied with by the JV Entity on or prior to the Closing shall have been complied with in all material respects; (vii) Corning shall have received a certificate of TDCC signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (iii), (iv) and (v) above; and (viii) Corning shall have received a certificate of the JV Entity signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i), (ii) and (vi) above;

(b)           Governmental Approvals.  The Required Antitrust Clearances shall have been obtained;

(c)           No Order.  There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction that would (i) make the Closing illegal; or (ii) otherwise prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(d)           Reorganization.  The Reorganization shall have been consummated;

(e)           Tax Opinions. Corning shall have received Closing Date Tax Opinions, which opinions shall not have been withdrawn or modified in any material respect; and

(f)           Third Party Consent.  The Third Party Consents shall be valid and in full force and effect as of the Closing Date.

SECTION 7.02              Conditions to Obligations of TDCC.  The obligations of TDCC to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the JV Entity that are set forth in Section 3.01 and Section 3.02 of this Agreement shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date (other than, with respect such representations and warranties set forth in Section 3.02, de minimis inaccuracies); (ii) the representations and warranties of the JV Entity set forth in Section 3.04 (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (iii) the representations and warranties of Corning that are set forth in Section 4.01 and Section 4.02 of this Agreement shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date; (iv) the representations and warranties of Corning contained in this Agreement (other than those set forth in Section 4.01 and Section 4.02) (A) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date; and (B) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date); (v) the covenants and agreements contained in this Agreement to be complied with by Corning on or prior to the Closing shall have been complied with in all material respects; (vi) the covenants and agreements contained in this Agreement to be complied with by the JV Entity on or prior to the Closing shall have been complied with in all material respects; (vii) TDCC shall have received a certificate of Corning signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (iii), (iv) and (v) above; and (viii) TDCC shall have received a certificate of the JV Entity signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i), (ii) and (vi) above;

(b)           Governmental Approvals.  The Required Antitrust Clearances shall have been obtained;

(c)           No Order.  There shall not be in effect any Governmental Order issued by a Governmental Authority of competent jurisdiction that would (i) make the Closing illegal; or (ii) otherwise prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(d)           No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(e)           Reorganization.  The Reorganization shall have been consummated;

(f)           New Debt.  The JV Entity shall have incurred the New Debt and shall have received the proceeds thereof; and

(g)           Third Party Consent.  The Third Party Consents shall be valid and in full force and effect as of the Closing Date.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01              Survival of Representations and Warranties.  The representations and warranties set forth in Articles IV and V of this Agreement shall survive the Closing and shall continue in full force and effect indefinitely.  The representations and warranties set forth in Article III of this Agreement shall terminate as of the Closing; provided, that this Section 8.01 shall not in any manner affect the rights or obligations of any party hereto under Section 6.05(b).  Notwithstanding anything to the contrary herein, but without affecting any party’s obligations under Section 6.05(b), none of TDCC, the JV Entity, the JV Subsidiaries or any other Person shall have, or shall be subject to, any liability or indemnification obligation to any other party hereto, any of their respective Representatives or any other Person arising out of, or resulting from, any breach of or inaccuracy in the certificates delivered by the JV Entity pursuant to Section 7.01(a)(viii) and Section 7.02(a)(viii), and no other party hereto shall have any rights in respect of such certificates.

SECTION 8.02              Indemnification.  (a) From and after the Closing, each party hereto shall indemnify and hold harmless the other parties hereto and their respective Representatives, from and against any and all losses, costs, obligations, Liabilities, damages, awards, judgments, claims, interest, settlement payments, judgments, fines, penalties, assessments, deficiencies and expenses (including any reasonable attorneys’ fees) (collectively, “Losses”) incurred or suffered by them, to the extent arising out of, or resulting from, any (i) breach of or inaccuracy in the certificates delivered by such party pursuant to Section 7.01(a)(vii) or Section 7.02(a)(vii), as applicable; (ii) breach of or inaccuracy in any of the representations and warranties of such party contained in Articles IV or V (as applicable) of this Agreement; or (iii) breach of any covenants or agreements of such party contained in this Agreement.

(b)           From and after the Closing, except as otherwise set forth in this Agreement (including this Article VIII), the Tax Matters Agreement or any other Transaction Document, the JV Entity shall indemnify and hold harmless Splitco and each of its Representatives (including Corning and its Affiliates) from and against any and all Losses incurred or suffered by any of them to the extent arising out of, or resulting from, the operation or conduct of the respective businesses and activities of the JV Entity or any of the JV Subsidiaries (other than the Hemlock Entities) prior to, from and/or after the Closing.

(c)           From and after the Closing, Splitco shall indemnify and hold harmless TDCC, the JV Entity and each of their respective Representatives from and against fifty percent (50%) of any and all Losses incurred or suffered by any of them to the extent arising out of, or resulting from, any (i) Pre-Closing Implant Liabilities; (ii) Pre-Closing Environmental Liabilities; and (iii) Other Pre-Closing Liabilities; provided, that (A) Splitco shall not be liable for any Losses pursuant to clause (c)(ii) or clause (c)(iii) unless and until the aggregate amount of the indemnifiable Losses which may be recovered from Splitco pursuant to such clause (c)(ii) and clause (c)(iii) exceeds $10,000,000, whereupon Splitco shall be liable for the entire amount of such Losses; (B) no Losses may be claimed under clause (c)(ii) or clause (c)(iii) or shall be included in calculating the aggregate Losses set forth in clause (c)(ii) or clause (c)(iii) other than Losses in excess of $100,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances; and (C) the maximum amount of indemnifiable Losses which may be recovered from Splitco pursuant to this Section 8.02(c) shall be an amount equal to the Cap.  For purposes of this Section 8.02(c), “Losses” shall be calculated net of (x) any reserves on the JV Balance Sheet specifically attributable to such Losses; (y) solely with respect to Pre-Closing Implant Liabilities, amounts that have been contributed to the Settlement Facility – Dow Corning Trust prior to the Closing Date and are specifically attributable to such Losses; and (z) any insurance payments actually received by the JV Entity after the date hereof (to the extent that such amount has not been, in whole or in part, distributed by the JV Entity to TDCC, Corning or any of their respective Subsidiaries) directly with respect to such Losses from a third-party insurance company that is not an Affiliate of the JV Entity or TDCC, net of costs and expenses incurred in obtaining such payments (including any deductibles or retrospective insurance premiums) (“Eligible Insurance Payments”); provided, that any such payments received by the JV Entity, TDCC or any of their respective Affiliates which are subject to a reinsurance contract issued or assumed by any such entity shall not be taken into account in the calculation of Eligible Insurance Payments.  “Cap” means (1) from and after the Closing Date until the second (2nd) anniversary of the Closing Date, $1,500,000,000; (2) from and after the second (2nd) anniversary of the Closing Date until the seventh (7th) anniversary, $1,000,000,000; and (3) from and after the seventh (7th) anniversary of the Closing Date, $0, provided, that if a written notice of claim for indemnity pursuant to this Section 8.02(c) is made prior to the second (2nd) or the seventh (7th) anniversary of the Closing Date, as the case may be, in respect of which the underlying facts and the amount of such claim are stated with reasonable specificity (including their connection to such claim), then such claim shall survive and the Cap shall not be reduced pursuant to clauses (2) or (3) above with respect to such claim only.

SECTION 8.03              Notice of Loss; Third Party Claims.  (a) As promptly as practicable after making such determination with respect to any such matter, an Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If an Indemnified Party shall receive notice of any Action, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for indemnification under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is materially prejudiced by such failure.  If the Indemnifying Party acknowledges in writing its obligation to indemnify (subject to the limitations on indemnification set forth herein) the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and (after consultation with the Indemnified Party) through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of notice from the Indemnified Party of such Third Party Claim.  If there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (but the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim shall nonetheless be considered Losses for purposes of this Agreement) if the Third Party Claim (i) seeks an order, injunction, equitable relief or other relief other than money damages against the Indemnified Party that cannot reasonably be separated from any related claim for money damages; (ii) involves a Governmental Authority; or (iii) relates to, or arises out of, any criminal action.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, (w) the Indemnified Party shall be kept apprised of all material developments and may participate in such defense; (x) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnified Party reasonably sufficient to allow the Indemnified Party to prepare to reassume the defense of such Third Party Claim; (y) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including (subject to the limitations on indemnification in this Agreement) the posting of bonds or other security required in connection with the defense of such Third Party Claim; and (z) the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make reasonably available to the Indemnifying Party, at the Indemnifying Party’s expense, all relevant witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s reasonable control relating thereto as is reasonably required by the Indemnifying Party.

If the Indemnifying Party does not admit its responsibility for the indemnification relating to the Third Party Claim or admits its responsibility but fails to actively and diligently prosecute the Third Party Claim (including by withdrawing or threatening to withdraw from the defense thereof), then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing.  Neither the Indemnified Party nor the Indemnifying Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the other party’s prior written consent (not be unreasonably withheld, conditioned or delayed); provided, however, that the Indemnifying Party shall have the right to settle any Third Party Claim, if (A) (1) the claimant or the plaintiff thereunder provides a full and unconditional release of all Liabilities (including any restriction or injunctive relief or other equitable remedy on the Indemnified Party’s or its Affiliates’ businesses, operations or assets) of the Indemnified Party and its Affiliates in respect of such Third Party Claim; (2) the Indemnifying Party has agreed in writing that such Third Party Claim is the subject of indemnity hereunder; (3) the relief provided for thereunder relates solely to the payment of monetary damages; and (4) the outcome of any settlement would reasonably be expected to not materially and adversely affect the ability of the Indemnified Party or its Affiliates to conduct their respective businesses or any of their reputation or relationship with material suppliers or customers; or (B) the Indemnified Party consents to the settlement in writing (such consent not be unreasonably withheld, conditioned or delayed).  In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

SECTION 8.04              Additional Environmental Provisions.  (a) TDCC shall control the resolution of any Pre-Closing Environmental Liability that is the subject of Splitco’s indemnification obligations hereunder, including conducting any Remedial Action or corrective action, and negotiating with any Governmental Authority or other third party.  TDCC shall keep Corning and Splitco reasonably apprised of any material developments relating to the resolution of any such Pre-Closing Environmental Liability, including forwarding to Corning and Splitco copies of any material reports generated in connection therewith.  Splitco shall have the right, at its sole cost and expense, to reasonably participate in the management of the resolution of any Pre-Closing Environmental Liability.  Such participation shall include: (i) the right to receive in advance of submission copies of all material reports, workplans and analytical data submitted to Governmental Authorities, material notices or other letters or documents received from Governmental Authorities, any other documentation and correspondence materially bearing on the claim, and notices of material meetings; (ii) the opportunity to attend such material meetings; and (iii) the right to reasonably consult  regarding material actions, including the selection and retention of environmental consultants and actions related to the investigation, remediation or corrective action with respect to such Pre-Closing Environmental Liability.

(b)           Splitco’s indemnification obligations with respect to Losses for the conduct of any Remedial Actions (“Remediation Losses”) shall be limited to such Remedial Actions that are (i) required by Environmental Law, including any investigations that result in or give rise to other legally-required Remedial Actions, or (ii) reasonably necessary to defend or respond to a Third Party Claim.  TDCC shall conduct any such Remedial Action in a reasonably cost effective manner (“Reasonably Cost Effective Manner”).

The Reasonably Cost Effective Manner shall be limited to the least stringent clean-up standards that, based upon the use classification (industrial, commercial or residential) of a subject site, as of the Closing Date, are allowed under applicable Environmental Law, and the least costly methods that are allowed under applicable Environmental Law and that are approved by, or are otherwise acceptable to, applicable Governmental Authorities, employing where applicable risk based remediation standards, deed restrictions and institutional controls.  The Reasonably Cost Effective Manner shall not include any standards or methods that unreasonably interfere with any operations conducted at a subject site as of the Closing Date.

(c)           Splitco shall not be responsible for, and shall have no indemnification obligations relating to, any Losses relating to any Pre-Closing Environmental Liability to the extent caused by or arising from (i) any changes in Environmental Law subsequent to the Closing; (ii) any change of the use classification of a real property owned or leased by the JV Entity or any JV Subsidiary subsequent to the Closing from industrial to commercial or residential or from commercial to residential; or (iii) any sampling and laboratory analysis by or on behalf of TDCC after the Closing of any soil or groundwater unless such sampling and analysis is (A) required pursuant to Environmental Law; (B) required pursuant to any lease or other contract to which the JV Entity or any JV Subsidiary became a party prior to the Closing Date; (C) required by any Governmental Authority; (D) a continuation of any sampling and analysis program that was initiated by the JV Entity or any JV Subsidiary prior to the Closing Date; (E) conducted in response to a Third Party Claim regarding Hazardous Materials; or (F) conducted in response to any post-Closing discovery of a condition that poses an imminent and substantial threat to health or the environment.

SECTION 8.05              Tax Matters.  Notwithstanding anything in this Article VIII to the contrary, the rights and obligations of the parties hereto with respect to indemnification for any and all Tax matters shall be solely governed by the Tax Matters Agreement and shall not be subject to the provisions of this Article VIII (other than this Section 8.05 and Section 8.06).

SECTION 8.06              Remedies.  Each of the parties hereto acknowledges and agrees that, following the Closing, (a) equitable relief (as determined by a court of competent jurisdiction), if any, and the rights and remedies set forth in Section 6.05(b), this Article VIII and in the Tax Matters Agreement shall be the sole and exclusive remedies of the parties hereto and the parties to the Local Conveyances, as applicable, for any breach of the representations and warranties contained in this Agreement, in the Tax Matters Agreement, in any certificate delivered pursuant to this Agreement or in any Local Conveyance and for any failure to perform and comply with any covenant or agreement in this Agreement, in the Tax Matters Agreement or in any Local Conveyance (including with respect to any matters arising under Environmental Laws); (b) none of the parties hereto, their respective Representatives or any other Person may bring a claim under any Local Conveyance; (c) any and all claims arising out of, or resulting from, the Transactions, the Corning JV Shares, the Splitco Shares, the JV Business, or the transactions contemplated in this Agreement or in the Tax Matters Agreement must be brought under and in accordance with the terms of this Agreement or the Tax Matters Agreement, as applicable; and (d) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement, in the Tax Matters Agreement or in any Local Conveyance shall give rise to any right on the part of any party hereto or thereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement, the Tax Matters Agreement, any Local Conveyance or any of the transactions contemplated hereby or thereby.  Each party hereto shall cause its Representatives to comply with this Section 8.06.

ARTICLE IX

TERMINATION

SECTION 9.01              Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by any of the parties hereto if the Closing shall not have occurred by the Outside Date; provided, that if the conditions set forth in Section 7.01(b) and Section 7.02(b) shall not have been satisfied or waived by the Outside Date, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then any party hereto may extend the Outside Date to the closing of business New York City time three (3) months after the Outside Date by giving written notice of such extension to the other parties hereto; provided, further, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by any of the parties hereto in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins the consummation of the transactions contemplated by this Agreement and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order or other action; or

(c)           by the written consent of the parties hereto.

SECTION 9.02              Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and, subject to the remainder of this Section 9.02, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any party hereto or their respective Representatives; provided, that (a) this Section 9.02 and Article X shall survive any termination and shall remain in full force and effect; and (b) nothing herein shall relieve any party hereto from liability for fraud committed prior to such termination or liability for any intentional breach of this Agreement occurring prior to such termination.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01            Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial and other advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile (with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to TDCC:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Facsimile:	(989) 638-9397
Attention:	Executive Vice President and General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
Facsimile:	(212) 848-7179
Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.

(b)	if to Corning (or, after the Closing, Splitco):

Corning Incorporated
One Riverfront Plaza
Corning, New York 14830
Attention:	Corporate Secretary

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Facsimile:	(212) 446-6460
Attention:	Sarkis Jebejian, Esq.
Joshua F. Soszynski, Esq.

(c)	if to the JV Entity (or, prior to the Closing, Splitco):

Dow Corning Corporation
2200 W. Salzburg Road
Midland, MI 48686
Facsimile:	(989) 496-8307
Attention:	General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
Facsimile:	(212) 848-7179
Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.

and, prior to the Closing:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Facsimile:	(212) 446-6460
Attention:	Sarkis Jebejian, Esq.
Joshua F. Soszynski, Esq.

SECTION 10.03            Public Announcements.  None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the party required to publish such press release or public announcement shall, to the extent practicable, provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, which comments shall be considered in good faith by the party required to publish such press release or public announcement.  Notwithstanding the foregoing, the prior written consent of the other parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other parties.

SECTION 10.04            Severability.  If any term or other provision of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05            Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 10.06            Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of the parties hereto (which consent may be granted or withheld in the sole discretion of each party hereto), as the case may be, and any attempted assignment that is not in accordance with this Section 10.06 shall be null and void.

SECTION 10.07            Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08            Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.  Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

SECTION 10.09            No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, except as expressly set forth in Section 6.10(e). Notwithstanding the foregoing, the Lenders are intended third party beneficiaries of this Section 10.09 and Sections 10.10 and 10.11 (and no amendment or modification to such provisions with respect to the Lenders may be made without the prior written consent of the Lenders).

SECTION 10.10            Governing Law.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the choice-of-law principles to the extent that such principles would result in the application of the Laws of a different jurisdiction.  All Actions that, directly or indirectly, arise out of, or relate to, this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, solely if such courts decline jurisdiction, in any federal court sitting in the State of Delaware.  Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 10.02; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

(b)           Notwithstanding anything herein to the contrary, the parties hereto agree that it will not bring or support any Action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders or any other Persons that have committed to provide the Financing relating to this Agreement, the Transactions or any of the transactions related hereto, including any dispute arising out of or relating to the Financing or the performance thereof, in any forum other than the state or federal courts in the County of New York (and appellate courts thereof). The provisions of this Section 10.10(b) shall be enforceable by each Lender, its Affiliates and their respective successors and permitted assigns.

(c)           Notwithstanding anything to the contrary in this Agreement, the Lenders shall not have any liability to TDCC, Corning, or Splitco or any of their Affiliates (except for the JV Entity with respect to liabilities under the Commitment Letter or the Financing Agreements) relating to or arising out of this Agreement, the Financing or the Financing Agreements or any related agreements or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and TDCC, Corning, and Splitco and their Affiliates (except for the JV Entity with respect to rights under the Commitment Letter or the Financing Agreements) shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential or punitive damages, against any Lender under this Agreement, the Financing or the Financing Agreements or any related agreements, whether at law or equity, in contract or in tort or otherwise, and each of the TDCC, Corning, and Splitco (in each case, on behalf of itself and each of their respective stockholders, partners, members, Affiliates (except for the JV Entity with respect to rights or claims under the Commitment Letter or the Financing Agreements), directors, officers, employees, controlling persons and agents) hereby waives any rights or claims against any Lender relating to or arising out of this Agreement, the Financing or the Financing Agreements or any related agreements or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that this Section 10.10(c) shall not affect any of the rights of the JV Entity under the Commitment Letter or the Financing Agreements.

SECTION 10.11            Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY LENDER.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

SECTION 10.12            Guarantee.

(a)           Corning hereby absolutely, irrevocably and unconditionally guarantees to TDCC, the JV Entity and each of their respective Representatives on and subject to the terms and conditions hereof, performance by Splitco of its payment obligations (the “Corning Guaranteed Obligations”) to TDCC, the JV Entity and each of their respective Representatives solely to the extent then due and payable in accordance with Article VIII of this Agreement, subject to the limitations on Liability set forth therein and herein.  The guarantee provided by Corning pursuant to this Section 10.12(a) is one of payment, not collection, and a separate Action may be brought and prosecuted against Corning to enforce such guarantee, irrespective of whether any Action is brought against Splitco or any other Person or whether Splitco or any other Person is joined in any such Action.  Corning hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Corning Guaranteed Obligations and notice of or proof of reliance by TDCC, the JV Entity or any of their respective Representatives upon this guaranty or acceptance of this guarantee. Corning irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein.  None of TDCC, the JV Entity or any of their respective Representatives shall be obligated to file any proceeding relating to any of the Corning Guaranteed Obligations in the event that Splitco becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of TDCC, the JV Entity or any of their respective Representatives to so file shall not affect the Corning’s obligations hereunder.  Notwithstanding any other provision of this Section 10.12(a), TDCC and the JV Entity hereby agree that Corning may assert, as a defense to, or release or discharge of, any payment or performance by Corning under this Section 10.12(a), any claim, set-off, deduction, defense or release that Splitco could assert against any of TDCC, the JV Entity or their respective Subsidiaries under the terms of, or with respect to, this Agreement.  Except to the extent terminated pursuant to the provisions of Article X hereof, this guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Corning Guaranteed Obligations, shall be binding upon Corning, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, TDCC, the JV Entity, their respective Representatives and each of their respective successors and permitted assigns.

(b)           TDCC hereby absolutely, irrevocably and unconditionally guarantees to Splitco and each of its Representatives (including Corning and its Affiliates) on and subject to the terms and conditions hereof, performance by the JV Entity of its payment obligations (the “TDCC Guaranteed Obligations”) to Splitco and each of its Representatives (including Corning and its Affiliates) solely to the extent then due and payable in accordance with Article VIII of this Agreement, subject to the limitations on Liability set forth therein and herein.  The guarantee provided by TDCC pursuant to this Section 10.12(b) is one of payment, not collection, and a separate Action may be brought and prosecuted against TDCC to enforce such guarantee, irrespective of whether any Action is brought against the JV Entity or any other Person or whether the JV Entity or any other Person is joined in any such Action.  TDCC hereby waives any and all notice of the creation, renewal, extension or accrual of any of the TDCC Guaranteed Obligations and notice of or proof of reliance by Splitco or its Representatives (including Corning and its Affiliates) upon this guaranty or acceptance of this guarantee.  TDCC irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein.  None of Splitco or any of its Representatives (including Corning and its Affiliates) shall be obligated to file any proceeding relating to any of the TDCC Guaranteed Obligations in the event that the JV Entity becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Splitco or its Representatives (including Corning and its Affiliates) to so file shall not affect the TDCC’s obligations hereunder.  Notwithstanding any other provision of this Section 10.12(b), Splitco and Corning hereby agrees that TDCC may assert, as a defense to, or release or discharge of, any payment or performance by TDCC under this Section 10.12(b), any claim, set-off, deduction, defense or release that the JV Entity could assert against any of Corning, Splitco or their respective Subsidiaries under the terms of, or with respect to, this Agreement.  Except to the extent terminated pursuant to the provisions of Article X hereof, this guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the TDCC Guaranteed Obligations, shall be binding upon TDCC, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, Splitco, its Representatives (including Corning and its Affiliates) and their respective successors and permitted assigns.

SECTION 10.13            Counterparts.  This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in three (3) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

THE DOW CHEMICAL COMPANY

By:
Name:
Title:

CORNING INCORPORATED

By:
Name:
Title:

DOW CORNING CORPORATION

By:
Name:
Title:

HS UPSTATE INC.

By:
Name:
Title:

[Signature Page to the Transaction Agreement]

EXHIBIT A

Reorganization Steps

Step 1.
HSC will contribute to a newly formed Delaware corporation (“SE Holdco”), cash in an amount equal to the difference between 19.5 percent of the equity value of HSC and the amount of the cash distributed by HSC in Steps 3 and 6 below.

Step 2.	SE Holdco will contribute the cash received in Step 1 above to a newly formed Delaware limited liability company (“HSC Parent”), the sole member of which will be SE Holdco.

Step 3.
HSC will redeem all HSC stock held by the Identified Third Party in exchange for all of the stock of SE Holdco and cash in an amount equal to 19.5 percent of the cash amount distributed by HSC LLC in Step 6 below.

Step 4.
The JV Entity will contribute all of the issued and outstanding stock of HSC to a newly formed Delaware corporation (“New HSC Corp”), in exchange for stock of New HSC Corp (the “HSC Stock Contribution”).

Step 5.	At least one day after the date of the HSC Stock Contribution, HSC will convert under Michigan law into HSC LLC.

Step 6.
HSC LLC will distribute all of its cash in excess of the anticipated reasonable needs of its business (the “HSC LLC Excess Cash”) to New HSC Corp; provided that, immediately after giving effect to the distribution of the HSC LLC Excess Cash and the distribution of the HS LLC Excess Cash (as defined below), the amount of cash held by HSC LLC and HS LLC, in the aggregate, shall be $300,000,000, which shall be allocated between HSC LLC and HS LLC as follows: HSC LLC shall hold $137,000,000 and HS LLC shall hold $163,000,000.  Prior to the distribution of the HSC LLC Excess Cash, all outstanding loans and other indebtedness for borrowed money between the JV Entity or any JV Subsidiary, on the one hand, and HSC LLC, on the other hand, shall be repaid or cancelled such that the outstanding balance of such loans or other indebtedness is $0.

Step 7.	New HSC Corp will merge with and into a newly formed Delaware limited liability company wholly owned by the JV Entity (“D-C Holdco”), with D-C Holdco surviving.

Step 8.	D-C Holdco will distribute the HSC LLC Excess Cash received in Step 6 above to the JV Entity.

Step 9.
HS LLC will distribute its cash in excess of the anticipated reasonable needs of its business (the “HS LLC Excess Cash”) pro rata to its members, the JV Entity and Dow Corning STI, Inc., a Delaware corporation; provided that, immediately after giving effect to the distribution of the HSC LLC Excess Cash and the distribution of the HS LLC Excess Cash,

A-1

the amount of cash held by HSC LLC and HS LLC, in the aggregate, shall be $300,000,000, which shall be allocated between HSC LLC and HS LLC as follows: HSC LLC shall hold $137,000,000 and HS LLC shall hold $163,000,000. Prior to the distribution of the HS LLC Excess Cash, all outstanding loans and other indebtedness for borrowed money between the JV Entity or any JV Subsidiary, on the one hand, and HS LLC, on the other hand, shall be repaid or cancelled such that the outstanding balance of such loans or other indebtedness is $0.

Step 10.	D-C Holdco will contribute all of the interests in HSC LLC to HSC Parent in exchange for an 80.5 percent interest in HSC Parent.

Step 11.	HSC Parent will contribute the cash received in Step 2 to HSC LLC.

A-2

EXHIBIT B

Form of Mutual Release

MUTUAL RELEASE (the “Mutual Release”), dated as of [•], among The Dow Chemical Company, a Delaware corporation (“TDCC”), Corning Incorporated, a New York corporation (“Corning”), and Dow Corning Corporation, a Michigan corporation (the “JV Entity”).

WHEREAS, the parties hereto have entered into a Transaction Agreement (the “Transaction Agreement”), dated as of December 10, 2015, and are entering into this Mutual Release pursuant to the Transaction Agreement and the capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.01.             Release by Corning.  Effective as of the date hereof and except as otherwise set forth in any Transaction Document, and without any further action by the parties hereto or otherwise, Corning, on its own behalf and on behalf of its Affiliates, successors and assigns (the “Corning Released Parties”), hereby generally, irrevocably, unconditionally and completely waives and releases and forever discharges the JV Entity, the JV Subsidiaries, TDCC and each of their respective Affiliates, successors and assigns (the “TDCC Released Parties”) of and from all demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both at law and in equity, (a) arising under or relating to (i) the JV Agreement or any other organizational document of the JV Entity or the JV Subsidiaries; or (ii) the Terminated Agreements; or (b) otherwise relating to TDCC’s ownership of the JV Entity (collectively, the “Corning Released Liabilities”); provided, that this Mutual Release shall not affect the Surviving Payment Obligations, the Surviving Agreements, or the TDCC Released Parties’ and their respective Affiliates’ rights and obligations under the Transaction Documents.  Corning shall not, and shall not permit any of its Representatives to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any TDCC Released Party with respect to the Corning Released Liabilities.

SECTION 1.02.             Release by TDCC and the JV Entity.  Effective as of the date hereof and except as otherwise set forth in any Transaction Document, and without any further action by the parties hereto or otherwise, each of TDCC and the JV Entity, on its own behalf and on behalf of its respective Affiliates, successors and assigns, hereby generally, irrevocably, unconditionally and completely waives and releases and forever discharges the Corning Released Parties of and from all demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both at law and in equity, (a) arising under or relating to (i) the JV Agreement or any other organizational document of the JV Entity or the JV Subsidiaries; or (ii) the Terminated Agreements; or (b) otherwise relating to Corning’s ownership of the JV Entity (collectively, the “TDCC Released Liabilities”); provided, that this Mutual Release shall not affect the Surviving Payment Obligations, the Surviving Agreements, or the Corning Released Parties’ and their respective Affiliates’ rights and obligations under the Transaction Documents.

B-1

Each of TDCC and the JV Entity shall not, and shall not permit any of its respective Representatives to, make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Corning Released Party with respect to the TDCC Released Liabilities.

SECTION 1.03.             Interpretation and Rules of Construction.  The provisions of Section 1.03 and Article X of the Transaction Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Mutual Release and the parties hereto, mutatis mutandis, as if set forth in this Mutual Release.

[Signature Page Follows]

B-2

IN WITNESS WHEREOF, each of the parties hereto has caused this Mutual Release to be executed as of the date first written above by its respective officers thereunto duly authorized.

THE DOW CHEMICAL COMPANY

By:
Name:
Title:

CORNING INCORPORATED

By:
Name:
Title:

DOW CORNING CORPORATION

By:
Name:
Title:

[Signature Page to the Form of Mutual Release]

EXHIBIT C

Form of Closing Date Tax Opinions

See attached.

 C-1